AMERICAN FINANCIAL
REALTY TRUST

AT THE COMPANY
Muriel Lange
Investor Relations
(215) 887-2280
Email: mlange@afrt.com

AMERICAN FINANCIAL REALTY TRUST
ANNOUNCES GUIDANCE FOR 2006

JENKINTOWN, Pa., November 10, 2005 – American Financial Realty Trust (NYSE: AFR), today announced guidance information for the year ending December 31, 2006.

Based on the assumptions contained elsewhere in this press release and our definition of adjusted funds from operations (“AFFO”),1 the Company expects to realize between $149.2 million and $163.7 million of AFFO in 2006, and will have, on a weighted average basis, approximately 132.0 million fully diluted common shares and Operating Partnership units outstanding for the year. As AFFO is a non-GAAP financial measure, it is not reportable on a per share basis, in accordance with SEC reporting standards. However, the Company believes AFFO is a more appropriate earnings reporting measure than funds from operations (“FFO”).2 On a GAAP basis, the Company expects to generate a net operating loss in 2006, which will result primarily from depreciation and amortization charges.

The Company’s guidance for 2006 is based on the following assumptions:

1.	Projected 2006 earnings are expected to be within the stated AFFO dollar range while the Company pursues a focus on both its core operations, (increasing operating margins through new leasing activity, expense control and property improvements), and capital recycling, the proceeds from which will be reinvested into core properties.

2.	Core acquisition volume will be generated from the Company’s primary investment programs; formulated price contracts, specifically tailored transactions, landlord of choice and sale lease backs. Acquisition volume is anticipated to be approximately $100-$200 million, before any significant capital recycling (asset sales) program.

3.	Financing activity will be focused on a continuing program to extend existing debt maturities and the elimination or reduction of debt amortization. Acquisition activity will be funded from internally generated funds (proceeds from dispositions of non-core assets, debt facilities or operating cash flows). This guidance does not anticipate the issuance of any new common equity.

4.	Other key assumptions in determining this guidance are:

a.	Disposition activity is anticipated to generate recurring gains on real property sales of $8-$13 million. However, additional gains may occur due to capital recycling resulting from any significant asset sale.

b.	Generally flat MG&A costs between $34-38 million.

c.	Initial beneficial AFFO impact of closing a redevelopment off-balance sheet joint venture of $1.0-$1.5 million.

The assumptions stated above have been made by the Company solely for purposes of providing guidance information and do not necessarily reflect the Company’s expectations with respect to capital raising or future acquisition and disposition activity in 2006.

With respect to dividend guidance, the Company currently anticipates that it will maintain its current quarterly dividend payout of $0.27 per share.

Guidance Policy

The Company maintains a public disclosure policy, which is outlined on page five of its supplemental financial report, as issued with its quarterly earnings results. As a matter of policy, earnings guidance:

1.	Will be given once per year during the fourth quarter with respect to the next succeeding calendar year.

2.	Is deemed effective at the date given and will not be updated until the Company publicly announces updated guidance.

3.	Will be updated only when anticipated results fall outside of the interpolated per share equivalent range provided by this guidance or as management otherwise deems necessary. Therefore, any change in aggregate AFFO performance or change in weighted average share count will not necessitate an update to this guidance, so long as the interpolated per share equivalent result of changes in AFFO and weighted average share count falls within the interpolated range originally provided herein.

Conference Call

Management will conduct a conference call and audio webcast November 14, 2005 at 10:00 am ET to review the Company’s guidance information, as well as the other transactions announced by the Company this week. The conference call dial-in number is 303-262-2051. The audio webcast will be available to the public, on a listen-only basis, via the Investor Relations section of the Company’s website at www.afrt.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

A replay of the conference call will be available through November 21, 2005 by dialing 303-590-3000, passcode 11044790. An online archive of the webcast will be available through December 21, 2005 by accessing the Company’s website at www.afrt.com.

Non-GAAP Financial Measures

Although the Company believes that FFO, a commonly used financial measure in the REIT industry, is helpful to investors as a measure of the Company’s performance as an equity REIT, it believes that AFFO, also a commonly used financial measure, is a more comprehensive measure of the Company’s profitability and liquidity position. Therefore, the Company reports quarterly and annual results on an AFFO basis. The Company’s calculations of AFFO differ from the methodologies utilized by certain other equity REITs and accordingly, may not be comparable to such REITs.

About American Financial Realty Trust

American Financial Realty Trust is a self-administered, self-managed real estate investment trust that acquires properties from, and leases properties to, regulated financial institutions. The Company owns and manages its assets primarily under long-term triple net and bond net leases with banks. The Company is led by chief executive officer Nicholas S. Schorsch and non-executive chairman Lewis S. Ranieri. The Company is traded on the New York Stock Exchange under the ticker symbol AFR.

For more information on American Financial Realty Trust, visit the Company’s website at www.afrt.com.

Forward-Looking Statements

Certain statements in this press release constitute forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “expects,” “anticipates,” “estimates,” “intends,” “believes” and similar expressions that do not relate to historical information. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks and uncertainties which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These risks and uncertainties include the risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and include, without limitation, changes in general economic conditions and the extent of any tenant bankruptcies and insolvencies; the Company’s ability to maintain and increase occupancy; the Company’s ability to timely lease or re-lease space at anticipated net effective rents; the cost and availability of debt and equity financing; and the Company’s ability to acquire and dispose of certain of its assets from time to time on acceptable terms. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.